SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 1, 2010

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-10909 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 450, New York, New York  10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Beginning in 2009, the Company expanded its operations into China and completed its acquisition of a controlling interest in Suzhou Erye Pharmaceuticals Company Ltd., or Erye, and as a result the Company has transitioned into a multi-dimensional international biopharmaceutical company with product and service revenues, global research and development capabilities and operations in three distinct business units: (i) U.S. adult stem cells, (ii) China adult stem cells, and (iii) China pharmaceuticals, primarily including antibiotics.  The Company is furnishing the following description of its business which has been updated to reflect the aforementioned transition:

BUSINESS
Overview

NeoStem, Inc. was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. and commenced operations in our current line of business in January 2006.

In 2009, through our expansion efforts within China and with the acquisition of a controlling interest in Erye, we transitioned into a multi-dimensional international biopharmaceutical company with product and service revenues, global research and development capabilities and operations in three distinct business units: (i) U.S. adult stem cells, (ii) China adult stem cells, and (iii) China pharmaceuticals, primarily including antibiotics. These business units are expected to provide platforms for the accelerated development and commercialization of innovative technologies and products in both the U.S. and China.

In the U.S. we are a leading provider of adult stem cell collection, processing and storage services enabling healthy individuals to donate and store their stem cells for personal therapeutic use. Similar to the banking of cord blood, pre-donating cells at a younger age helps to ensure a supply of one’s own stem cells should they be needed for future medical treatment. Our current network of U.S. adult stem cell collection centers is focused primarily on the Southern California and Northeast markets. Our goal is to expand our coverage to ten centers by the end of 2010. In addition to our services, we are conducting research and development activities on our own and through collaborations in pursuit of diagnostic and therapeutic applications using adult stem cells, including applications using our VSEL TM technology, with regard to very small embryonic-like stem cells, which we license from the University of Louisville.

In 2009, we began several China-based, adult stem cell initiatives including: (i) creating a separate China-based stem cell operation, (ii) constructing a stem cell research and development laboratory and processing facility in Beijing, (iii) establishing relationships with hospitals to provide stem cell-based therapies, and (iv) obtaining product licenses covering several adult stem cell therapeutics focused on regenerative medicine. In 2010, we expect to begin offering stem cell banking services and certain stem cell therapies to patients in China, as well as to foreigners traveling to China seeking medical treatments that are either unavailable or cost prohibitive in their home countries.

The cornerstone of our China pharmaceuticals business is the 51% ownership interest we acquired in Erye in October 2009. Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products and has received more than 160 production certificates from the State Food and Drug Administration of China, or SFDA, covering both antibiotic prescription drugs and active pharmaceutical intermediates. Erye’s revenue for 2009 was in excess of $60 million on an unaudited basis.

Our three business units are expected to provide platforms for accelerated development and commercialization of innovative technologies and products in both the U.S. and China.

Adult Stem Cell Business in the U.S.

Stem cells are very primitive and undifferentiated cells that have the unique ability to transform into many different cells, such as white blood cells, nerve cells or heart muscle cells. We only work with adult (and not embryonic) stem cells. Adult stem cells are found in the bone marrow, in peripheral blood and in umbilical cord blood. For over 40 years physicians have been using adult stem cells to treat various blood cancers, but only recently has the promise of using adult stem cells to treat a myriad of other diseases begun to be realized.

Within the adult stem cell classification, the use of cells is either autologous, meaning donor and patient are the same, or allogeneic, meaning donor and patient are different. The use of allogeneic stem cells requires the identification of a matching donor, which can result in added costs, critical time delays or may never occur. Even if a matching donor is identified, the use of allogeneic stem cells introduces the risk of “graft vs. host disease” requiring immunosuppression drugs for extended periods following transplantation. Accordingly, our current stem cell programs are based exclusively on adult stem cells for autologous use as we believe that adult stem cells hold the greatest promise for therapeutic innovation.

We are developing our business in the adult stem cell field to capitalize on the increasing importance that adult stem cells may have in regenerative medicine, with an initial focus on the delivery of therapies for cardiac, orthopedic, wound, cosmetic and dermatologic indications.

We are a leading provider of adult stem cell collection, processing and storage services in the U.S., enabling healthy individuals to donate and store their stem cells for personal therapeutic use. Similar to the banking of cord blood, pre-donating cells at a younger age helps to ensure a supply of autologous stem cells should they be needed for future medical treatment. Our current network of U.S. adult stem cell collection centers is primarily focused on the Southern California and Northeast markets. Our goal is to expand our coverage to ten markets by the end of 2010. Commercial stem cell processing and storage services are provided to us nationally, on an exclusive basis, by Progenitor Cell Therapy LLC, or PCT, utilizing current good manufacturing practices, or cGMP, standards.

Our process for collecting adult stem cells for autologous use involves the administration of a mobilizing agent prior to collection, allowing the migration of stem cells from bone marrow to peripheral blood. Once the stem cells have reached the bloodstream, an individual goes through a safe and minimally-invasive procedure called “apheresis,” similar to donating platelets, at one of the collection centers in our network. Then, the stem cells are processed and stored under cGMP standards. Our proprietary process does not change or alter the underlying cells and does not require expansion technology.

We believe that individuals will view the ability to pre-donate and store autologous adult stem cells for future personal therapeutic use as a valuable part of a “bio-insurance” program. The benefits of pre-donation include: having a known supply of autologous stem cells rather than an uncertain supply of compatible allogeneic stem cells; autologous stem cells may be compromised once a patient becomes sick; and the quantity and quality of stem cells generally diminish with age. This perceived value of pre-donation should increase as additional indications for stem cell-based therapies are developed.

We have initiated a marketing and sales campaign, individually and through collaborations, for the purpose of educating physicians and potential clients on the benefits of adult stem cell collection and storage. Our strategy is to work with our established collection centers to market in their communities and to build new alliances and partnerships. Utilizing our new laboratory facility in Cambridge, MA, which also will have an adult stem cell collection center, we continue to build awareness with Boston-area academic institutions that are researching and treating with adult stem cells.

Our stem cell banking services generate revenue from a combination of fees paid upfront and over time, by both collection centers and individual clients. We plan to grow the client base at each of our centers, and add new centers in other strategic metropolitan areas. Additional initiatives to drive private sector revenue growth include:

•	collaborations with high profile medical centers and academic institutions involved in research and clinical trials relating to adult stem cells;

•	services in the U.S. targeted for “medical tourism” designed to access stem cell therapies available outside the U.S.;

•	partnerships with executive health programs, wellness physicians, concierge medical programs, medical spas and first responder groups;

•	initiatives with cord blood companies, tissue banks and pharmaceutical companies;

•	support for The Stem for Life Foundation, which promotes public awareness, funds research and development and subsidizes stem cell collection and storage programs;

•	storage of excess stem cells collected from bone marrow transplant donors; and

•	processing and isolation of adult stem cells for research and diagnostic use.

While many individuals could potentially benefit from having a supply of their stem cells available for personal therapeutic use, our initial targeted customer niches include:

•	individuals with a family history of serious diseases;

•	individuals at high risk for burns, wounds and other trauma, such as first responders;

•	individuals at occupational risk from prolonged radiation or chemical exposure, such as healthcare providers, laboratory personnel and nuclear power plant workers;

•	wellness, cosmetic and anti-aging focused individuals; and

•	athletes and others who could benefit from regenerative therapies.

To further drive our stem cell initiatives, we will continue targeting key governmental agencies, congressional committees and not-for-profit organizations to contribute funds for our research and development programs. In October 2008, we were advised that we would receive federal funding from the Department of Defense to evaluate the potential use of adult stem cell-based therapy for wound healing, currently anticipated to be in the approximate net amount of $681,000, and in September 2009, we were notified of an award of a Grand Opportunities grant in the amount of $108,746 from the National Institutes of Health.

VSELTM Technology and Other Therapeutic Technologies

We are engaged in research and development of new therapies based on very small embryonic-like stem cells, or the VSEL TM technology, with the University of Louisville Research Foundation, or ULRF and have a worldwide exclusive license to the VSEL TM technology. Research by a group headed by Dr. Mariusz Ratajczak, M.D., Ph.D., who is the head of the Stem Cell Biology Program at the James Graham Brown Cancer Center at the University of Louisville and co-inventor of the VSEL TM technology, and others, provides compelling evidence that bone marrow contains a heterogeneous population of stem cells that have properties similar to those of an embryonic stem cell. These cells are referred to as very small embryonic-like stem cells. This finding opens the possibility of achieving the positive benefits associated with embryonic stem cells without the ethical or moral dilemmas or certain of the potential negative effects associated with embryonic stem cells. Of even greater potential is the ability to obtain these stem cells for autologous use.

We have a sponsored research agreement, or an SRA, with ULRF, pursuant to which we agree to support further research in the laboratory of Dr. Ratajczak. In return for supporting additional research relating to the VSEL TM technology to be carried out in the laboratory of Dr. Ratajczak as principal investigator, we will receive the exclusive first option to negotiate a license covering the research results.

Recent studies conducted by us in collaboration with the University of Louisville have confirmed that significant quantities of very small embryonic-like stem cells can be obtained from the peripheral blood of humans following stimulation with granulocyte-colony stimulating factor, commonly known as Neupogen TM. Dr. Ratajczak’s group at the University of Louisville has published preliminary work that would indicate that these stem cells have a role in cardiac regeneration and may help identify those at risk for cardiovascular disease. In addition, very small embryonic-like stem cells have been shown to increase in numbers in the peripheral circulation following acute myocardial infarction and other stress inducing events in experimental animals and in humans. Thus, very small embryonic-like stem cells may have significant potential to repair degenerated, damaged or diseased tissue, or the three “Ds” of aging. With our existing banking network, we have the ability to collect and store very small embryonic-like stem cells from individual donors, setting the stage for their future use in personalized regenerative medicine.

In addition to the research we are funding in Dr. Ratajczak’s laboratory at the University of Louisville, we are in discussions with other researchers to generate data relating to other clinical applications of very small embryonic-like stem cells, that could include neural, cardiac, ophthalmic and bone regeneration, to expand our research efforts and maximize the value of this technology.

To facilitate our independent research and development efforts, we opened an 8,000 square foot, state-of-the-art facility at the Riverside Technology Center in Cambridge, Massachusetts, or the Cambridge Laboratory. In the near term, our efforts will focus on expanding the current VSEL TM  technology know-how and working with other adult stem cell technologies by performing detailed characterization, purification and expansion of stem cells. Furthermore, at the Cambridge Laboratory we are characterizing and developing various adult stem cells, including VSEL TM  technology, for therapeutic and diagnostic purposes. Specifically, the use of stem cells as a diagnostic tool to understand aging has not been sufficiently explored as a means to improve current therapies and to test new therapies. To address this unmet need, we intend to create a stem cell screening panel, known as a biomarker screening panel. This antibody-based test would simultaneously quantify several important stem cell populations that are known to be circulating in peripheral blood, including very small embryonic-like stem cells. This biomarker screening panel would enable researchers to assess the relative wellness of an individual by comparing their existing stem cell profile to an age-adjusted reference of expected, or normal, stem cell levels. The Cambridge Laboratory will also support the planned development of a commercial process that we expect will facilitate the separation of very small embryonic-like stem cells from blood, enabling us to create high-throughput, cell-based assays for use in pharmaceutical and nutraceutical research.

We also are engaged in licensing new adult stem cell-based therapies that we plan to use to commercialize innovative therapeutic applications. Several recent examples include:

•
In February 2009, we entered into a License Agreement with Vincent Giampapa, M.D., F.A.C.S. pursuant to which we acquired a world-wide, exclusive license to certain innovative stem cell technology and applications for cosmetic, facial and body procedures and skin rejuvenation.

•
In April 2009, we entered into a License Agreement with Vincent Falanga, M.D., pursuant to which we acquired a world-wide, exclusive license to certain innovative stem cell technology and applications for wound healing.

•
In May 2009, we entered into an agreement with Promethean Corporation, which has developed, through its subsidiary, Ceres Living, Inc., and in connection with a leading nutritional laboratory and our scientists and Advisory Board members, AIO Premium Cellular Health, a liquid nutritional supplement based on certain nutraceuticals which have been shown to optimize stem cell functions. In exchange for a license to our scientific and medical publications, we receive a royalty on sales of AIO Premium Cellular Health and sales lead for the collection business. Ceres is paid a referral fee for adult stem collections generated by Ceres’ referral network. Additionally, the Stem for Life Foundation receives a royalty on sales of AIO Premium Cellular Health and sales leads for the collection business.

Adult Stem Cell Business in China

We believe that, in China, we can accelerate research, the development of stem cell-based therapies, and the creation of intellectual property positions in the stem cell field because of China’s regulatory and scientific environment and its culture, which are more readily accepting of stem cell-based therapies. Additionally, China has a large population with a rapidly growing middle and upper class who are interested in regenerative medicine and can afford such services. Accordingly, in 2009, we expanded our operations and markets to include China through the creation of a separate stem cell business unit.

Our China stem cell-based initiatives will be led by U.S. researchers and physicians in collaboration with experts in China for each clinical application to be pursued. We believe that this collaborative approach, and our expansion into China, will create commercial, financial and scientific opportunities that, ultimately, will generate increased revenues for us.

Our current stem cell-based initiatives in China include:

•	developing a pipeline of regenerative medicine therapies, initially focused on orthopedic conditions;
•	developing wellness, cosmetic and anti-aging applications;
•	participating in the medical tourism market for regenerative medical treatments;
•	establishing a network of collection, processing and storage facilities; and
•	engaging in research and development designed to improve and expand our service and product offerings both in the U.S. and in China.

Because certain PRC regulations currently restrict foreign entities from holding certain licenses and controlling certain businesses in China, we have created a wholly foreign-owned entity, or WFOE, NeoStem (China), to implement our expansion initiatives in China. Additionally, to comply with China’s foreign investment regulations with respect to stem cell-related activities, these business initiatives in China are conducted via two Chinese domestic entities, Qingdao Niao Bio-Technology Ltd., or Qingdao Niao, and Beijing Ruijieao Bio-Technology Ltd., or Beijing Ruijieao, that are controlled by the WFOE through various contractual arrangements. See “PRC Corporate Legal Structure” below.

Orthopedic Therapies

In order to advance our regenerative medicine business in China, in March 2009, we acquired an exclusive license for Asia to use an innovative process that expands a patient’s own adult stem cells to treat a variety of musculoskeletal diseases. The licensed procedure, Regenexx TM, has been developed by a Colorado-based company, Regenerative Sciences, Inc., or RSI. The Regenexx TM procedure uses autologous mesenchymal stem cells extracted from bone marrow for the treatment of various orthopedic conditions, including osteoarthritis, meniscus tears of the knee, avascular necrosis and bulging lumbar discs. In addition, our agreement with RSI includes consulting services to be provided by RSI to us in the area of stem cell-based orthopedic therapies for the Asia market. We believe that the integration of our peripheral blood collection process into the Regenexx TM procedure will enhance its marketability.

To provide orthopedic-related stem cell-based services, we intend to establish a network of hospitals to offer these orthopedic treatments in China. We recently established a collaboration with Shandong Wendeng Orthopedic Hospital, or Wendeng Hospital, which will be the first of such hospitals. In June 2009, Qingdao Niao entered into a five-year cooperation agreement with Wendeng Hospital to treat patients and conduct clinical research regarding the application of autologous stem cells for the treatment of a variety of orthopedic conditions. Wendeng Hospital is considered to be one of the leading speciality orthopedic hospitals in China, with close to 90% of its inpatient capacity dedicated to orthopedic cases. Physician and laboratory personnel have completed training at RSI and operations are scheduled to begin at Wengdeng Hospital in the first quarter of 2010.

Wellness, Cosmetic & Anti-Aging Applications

We are developing a portfolio of products and therapies, including stem cell-based therapies, health supplements and nutraceutical products, that we intend to offer for wellness, cosmetic and anti-aging applications. One of the key initial therapies is anticipated to be the autologous adult stem cell-based skin rejuvenation therapy that we in-licensed from Vincent Giampapa, M.D., in February of 2009.

The license agreement with Dr. Giampapa is intended to advance our regenerative medicine business in the U.S. and China by our acquisition of a world-wide, exclusive license to certain innovative stem cell technology and applications for cosmetic facial and body procedures and skin rejuvenation. This supplements a three-year agreement that Dr. Giampapa entered into with us in January 2009 where he agreed to provide us with consulting services in the anti-aging area. In collaboration with Dr. Giampapa, we intend to develop and launch a range of cosmetic and anti-aging applications in China.

These therapeutic applications are anticipated to be provided, initially, by Qingdao Niao, one of the VIEs, at the facilities at the Qingdao Second Sanatorium of Jinan Military Command, or the Second Sanatorium, pursuant to a three-year cooperation agreement entered into in June 2009. As both a leading comprehensive hospital within the military’s healthcare network and one of the principal healthcare centers in charge of ensuring the well-being of senior and retired military officials in China, the Second Sanatorium is a key service provider within the domestic anti-aging and cosmetics arena. We intend to offer, through the Second Sanatorium, stem cell-based therapies for a variety of medical conditions and diseases as well as anti-aging and cosmetic uses. A section of the hospital dedicated to this program is undergoing renovation, which we expect to be completed at the end of the first half of 2010, to enable such therapies to be provided.

Consulting and Royalty Agreement

In June 2009, we signed an agreement, or the Network Agreement, with Enhance BioMedical Holdings Limited, or Enhance BioMedical, a Shanghai corporation and subsidiary of Enhance Holding Corporation, a multinational conglomerate with businesses in various market sectors including healthcare. Pursuant to the Network Agreement, Enhance Biomedical will help us develop an adult stem cell collection and treatment network using our proprietary stem cell technologies in Shanghai and Taiwan as well as the Chinese provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi, or the Network Territory. Enhance BioMedical has healthcare provider relationships with numerous hospitals and doctors in the Network Territory. It also operates the Anti-Aging and Prevention Medical Center in Taipei, Taiwan, with facilities focused on stem cell research and development and anti-aging therapies. As of January 15, 2010, Enhance BioMedical was the beneficial owner of approximately 19.4% of our common stock.

The Network Agreement is a ten-year, exclusive, royalty bearing agreement pursuant to which we will provide Enhance BioMedical with the training, technical, and other assistance required for it to offer stem cell-based therapies. Subject to certain terms and conditions, the Network Agreement is renewable for a subsequent ten-year term at the option of Enhance BioMedical. This agreement also gives us the option, until June 2014, to acquire up to a 20% fully diluted equity interest in Enhance BioMedical. We will receive certain milestone payments as well as be entitled to a stated royalty on Enhance BioMedical’s revenues derived from these stem cell-based therapies. Under the Network Agreement, Enhance BioMedical has the exclusive right to utilize our proprietary adult stem cell technologies identified by us to provide adult stem cell services and therapies in the Network Territory.

In the second quarter of 2010 we expect Enhance Biomedical to launch cosmetic and anti-aging therapies in Taiwan under our Network Agreement.

Medical Tourism

“Medical tourism” is defined as the process of travelling from home for treatment abroad or elsewhere domestically. A large segment of the individuals participating in medical tourism seek access to medical therapies not currently available or affordable in their home countries. The World Bank estimates that medical tourism will be a $10 billion industry by 2011. In 2007 alone, 750,000 Americans traveled outside the U.S. to obtain medical treatment, a number which is expected to increase to 6 million by 2010.

Since our inception, we have been building relationships with physicians in the U.S. and abroad who have developed advanced therapies using autologous stem cells. China, specifically, is fast emerging as a desirable destination for individuals seeking medical care in a wide range of medical specialties, including cardiology, neurology, orthopedics and others. As a result, a number of leading private and government hospitals in major Chinese cities have established medical tourism departments to provide treatment to international patients using advanced Western medical technology and techniques, including stem cell-based therapies. In addition to capitalizing on this trend as a potential driver for our collection and storage business, we plan to work with specialty hospitals and physicians in China to make stem cell-based therapies available for these medical tourism patients.

Collection, Processing and Storage Services

We are extending our technical and operating expertise to China to offer adult stem cell collection services through a network of centers within existing or newly-developed medical facilities.

In order to accelerate the establishment of a world-class storage facility in China, we are negotiating the terms of a project management agreement with PCT for a “turn-key” cGMP-compliant stem cell processing and storage operation in Beijing. To this end, in May 2009, Qingdao Niao leased space from Beijing Zhong-guan-cun Life Science Park Development Corp., Ltd. for a facility, or the Beijing Facility, that will be equipped to provide comprehensive adult stem cell collection, processing and storage capabilities, and a laboratory to support a number of our therapeutic programs, including the orthopedic program at Wengdeng Hospital.

Research and Development

In addition to supporting the processing and storage activities at the Beijing Facility, the laboratory will provide a state-of-the-art venue for expanded adult stem cell-related research and development activities in China. We are collaborating with experts in China to expand our intellectual property positions in the stem cell field and develop adult stem cell-based therapies for the U.S. and broader China markets. These efforts will be dedicated to the research and development of our stem cell technology and its application to a number of therapeutic programs, initially including diabetes and anti-aging.

In July 2009, NeoStem (China) entered into a cooperation agreement with our China consultant, Shandong Life and Science Institute, or SLSI, to assist in the formation of a not-for-profit organization required under PRC law, to organize and conduct various stem cell-based clinical trials in collaboration with specialty hospitals. This initiative was funded by NeoStem (China) in the amount of approximately $730,000.

Pharmaceutical Business in China — Erye

We believe that China currently affords a unique opportunity to grow our revenues on an accelerated basis. In order to enter this market, we completed the Merger on October 30, 2009, the net effect of which was the acquisition by us of a 51% ownership interest in Erye. Our current senior executive management team at Erye, Mr. Shi and Madame Zhang, joined Erye in 1998, in conjunction with others bought it from the government in 2003 and, in the years that followed, transformed it into a profitable private enterprise. Erye had approximately 739 employees as of December 31, 2009, of which approximately 536 were full-time.

Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business, focused primarily on the manufacturing and sale of antibiotics. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products and has received more than 160 production certificates from the SFDA covering both antibiotic prescription drugs and active pharmaceutical intermediates, or APIs. Erye’s revenue for 2009 was in excess of $60 million on an unaudited basis.

Industry

China has a large population with a rapidly growing demand for pharmaceutical drugs and has committed to providing increased governmental insurance to provide a larger segment of the population greater access to pharmaceuticals. The antibiotics market in China was approximately $8.8 billion in 2007, with an annual average growth rate of approximately 24 percent for the previous three years. The overall pharmaceuticals market is forecasted to triple in size by 2013, becoming the third largest drug market in the world behind the U.S. and Japan.

In early 2009, the PRC government announced that improving healthcare for its citizens would be a major priority and China’s State Council approved the spending of $124 billion on its healthcare system between 2009 and 2011. This spending initiative, coupled with a population approaching 1.4 billion, makes China a large market opportunity for pharmaceutical drugs. As part of this initiative, China has created the New Rural and Urban Cooperative Medical Insurance System. More than 60% of the drugs produced by Erye are covered under this new medical insurance system.

Products

Erye offers a broad portfolio of anti-infective drugs, with no single product accounting for more than 10% of total revenues. In 2008, seven of the top 20 antibiotics used in Chinese hospitals were products offered by Erye. Erye’s top five products, by revenue, for the first nine months of 2009, are set forth in the following table:

Product Name	Product Type	Approximate Revenue
		(In Millions)
Acetylspiramycin	API	$4.0
Oxacillin Sodium	API	$3.2
Mezlocillin Sodium	Injectible Finished Product	$3.1
Amoxicillin/Sulbactum Sodium	Injectible Finished Product	$3.0
Cefoperazone/Sulbactum Sodium	Injectible Finished Product	$2.4

Erye is currently focused on bringing more differentiated and higher-margin product offerings to its portfolio. Progress toward this goal has been demonstrated in an increase in gross margin to 33.9% for the nine months ended September 2009 compared to 30.6% for the nine months ended September 2008.

Distribution/Customers

In China, consumers generally receive prescription drugs through hospitals. Antibiotics are distributed almost exclusively through hospitals. Since pharmaceutical manufacturers in China are not permitted to sell directly to hospitals, it is essential to have an effective and extensive distributor network. Erye’s distributor network covers all of mainland China’s provinces and municipalities and generates sales principally through three channels:

•
exclusive distributors of prescription drugs, referred to as “co-sales teams”: this distribution channel handles the clinical promotion and distribution of differentiated, higher-margin product lines, within exclusive province-based and municipality-based territories;

•	non-exclusive distributors of prescription drugs: this distribution channel is devoted to selling established product lines that require little, if any, clinical promotion; and

•	exclusive distributors of APIs: this distribution channel is devoted to selling APIs to large pharmaceutical manufacturers nationwide.

Erye has an internal sales and marketing team of more than 40 individuals that supervise the distributor network, assist with clinical promotions and manage hospital relationships. Many of Erye’s sales executives have long-term experience in pharmaceutical sales and previously held sales positions with state-owned pharmaceutical companies, where they established long-standing relationships with large distribution centers in several key regions nationwide and, in particular, within the Yangzi River Triangle.

Production Facilities

Erye currently operates a production facility in the City of Suzhou, containing approximately 33,490 square meters of offices, dormitories, a food court, warehouse and production facilities, including eight (cGMP) production lines certified by the SFDA, workshops and laboratory areas.

In 2005, the PRC government issued a mandate requiring the relocation of many of Erye’s existing manufacturing facilities. The government mandate did not require Erye to relocate by any specific date. In order to comply with this mandate and to meet the growing demands of its business, Erye acquired land use rights to approximately 27 acres in the Xiangcheng District of Suzhou and, in 2007, commenced the construction of a new, state-of-the-art production facility. This new campus-style facility includes 12 buildings containing a total of approximately 49,436 square meters of space, for which the external building construction has been completed and manufacturing equipment is being assembled and tested. The land use rights end in January of 2058.

Erye began transferring its operations in January 2010. The relocation will continue as the new production lines are completed and receive cGMP certification through 2011. In January 2010, Erye received notification that the SFDA has approved Erye’s application for cGMP certification to manufacture solvent crystallization sterile penicillin and freeze dried raw sterile penicillin at the new facility, which provides 50% and 100% greater manufacturing capacity, respectively, than its existing facility. Historically, these two lines have accounted for approximately 20% of Erye’s sales.

Once Erye has completed the transfer of operations to the new facilities, and its new production lines are fully operational, it will have substantially increased capacity from the current plant, with the goal of becoming among the largest antibiotics producers in Eastern China.

The total cost of the new facility is estimated to be approximately $30 million, of which approximately $16 million has been paid for through September 30, 2009. The remaining $14 million is expected to be funded from a combination of proceeds from this offering, an Erye line of credit and Erye’s operating cash flow. To this end, the owners of Erye have agreed to reinvest a substantial portion of their respective shares of the earnings of Erye to pay the costs associated with the completion of, and Erye’s relocation to, the new production facility.

Research and Development — Product Pipeline

Erye provides a well-established and capable platform and network for the introduction of pharmaceuticals, and other health-related products, to the vast domestic patient and consumer markets in China.

Currently, Erye has seven new drug candidates in their pipeline, at varying stages of the development and commercialization process. Applications for production certificates for four of these drug candidates have been submitted and are pending approval by the SFDA, including Adefovir capsules, Cloxacillin Sodium (API), Clindamycin Phosphate for injection, and Omeprazole capsules (approved November 2009). Erye also has three candidates in clinical trials that could be considered “new drugs” in China, including Faropenem sodium (API), Faropenem tablets and Tiopronin enteric-coated capsules.

Erye’s recent track record for obtaining SFDA production certificates includes seven certificates in 2007, four certificates in 2008 and four certificates in 2009 (including Omeprazole capsules).

In addition to research and development regarding new prescription drugs, we plan to expand Erye’s product pipeline with health supplements and nutraceutical products. We believe that the expansive markets in China present opportunities for these products and that Erye already has extensive capabilities to accelerate product distribution.

In accordance with General Instructions B.2 of Form 8-K, the information in this Current Report on Form 8-Kshall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, NeoStem has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name: Catherine M. Vaczy
Title: Vice President and General Counsel

Date:  February 1, 2010